Exhibit 2.2
CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

AMENDMENT NO. 1
TO
PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of November 29, 2024, to the Purchase and Sale Agreement (the “Purchase Agreement”), dated as of August 3, 2024, is by and among Mallinckrodt plc (“Seller”) and Solaris Bidco Limited, Solaris IPCo Limited and Solaris US BidCo, LLC (together, the “Purchasers”). Terms used herein and not defined shall have the meanings ascribed thereto in the Purchase Agreement.
WHEREAS, the parties have heretofore entered into the Purchase Agreement, which provides that, on the terms and subject to the conditions set forth therein, the Seller Entities shall sell, assign, transfer, deliver and convey to the Purchasers, and the Purchasers shall purchase, acquire and accept from the Seller Entities, all of their right, title and interest in and to the Purchased Assets free and clear of all Liens, other than Permitted Liens, and the Purchasers shall assume the Assumed Liabilities;
WHEREAS, the parties desire to amend certain provisions of the Purchase Agreement and the Seller Disclosure Schedules; and
WHEREAS, the parties acknowledge and agree that the French Put Option Exercise has occurred such that there will be no French Deferred Closing and the French Entity shall be transferred to the Purchasers at the Closing.
NOW, THEREFORE, in consideration of the mutual agreements set forth in the Purchase Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and the Purchasers hereby agree as follows:
1.The defined terms “Australian Business”, “Australian Deferred Closing Jurisdiction” and “Australian Seller” and meanings ascribed thereto are hereby added between “Assigned Lease Guarantee” and “authorised guarantee agreement” in Section 1.1 of the Purchase Agreement:
“Australian Business” means the assets and liabilities forming part of the Business that are to be transferred by the Australian Seller pursuant to the local business transfer agreement to be entered into between the Australian Seller and Solaris Australia Pty Limited in substantially the form attached hereto as Exhibit O (the “Australian Local Transfer Agreement”).
“Australian Deferred Closing Jurisdiction” means if, as of the Closing, the Purchasers have not obtained the Australian Permits, Australia.
“Australian Seller” means Ikaria Australia Pty Ltd, a company organized and existing under the Laws of Australia with Australian Company Number 134 086 089 and its registered address at Level 6, 60 Martin Place, Sydney NSW 2000.
2.The defined terms “Deferred Closing” and “Deferred Closing Date” and meanings ascribed thereto are hereby added between “Data Room” and “Deferred Closing Jurisdiction” in Section 1.1 of the Purchase Agreement:
“Deferred Closing” means the French Deferred Closing or the Australian Deferred Closing, as applicable.
“Deferred Closing Date” means the French Deferred Closing Date or the Australian Deferred Closing Date, as applicable.
3.The defined term “Deferred Closing Jurisdiction” and meaning ascribed thereto is hereby amended and restated in its entirety as follows:
“Deferred Closing Jurisdiction” means the Australian Deferred Closing Jurisdiction or the French Deferred Closing Jurisdiction, as applicable.
4.The defined term “Distribution Territories” and meaning ascribed thereto is hereby amended and restated in its entirety as follows:
“Distribution Territories” means the “Distribution Territories” as defined in the Device Distribution Agreement.

5.The defined term “French Deferred Closing Jurisdiction” and meaning ascribed thereto is hereby added between “Fraud” and “French Entity” in Section 1.1 of the Purchase Agreement:
“French Deferred Closing Jurisdiction” means if, as of the Closing, the French Put Option Exercise has not occurred, France.
6.The reference to “12:01 a.m.” in Section 2.3 of the Purchase Agreement is hereby replaced with “11:59 p.m.”
7.The second to last sentence of Section 2.3 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
The date on which the Closing occurs shall be November 29, 2024 and is referred to in this Agreement as the “Closing Date”. The Closing Date for purposes of any Transaction Documents executed or effective as of the Closing, including the Local Transfer Agreements, shall be November 29, 2024 irrespective of whether, at the Measurement Time, in any local jurisdiction it is a date other than November 29, 2024 as a result of time zone differences.
8.Section 2.4(q) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
(q)    Any and all trade receivables and other accounts receivable of the Business as of the Measurement Time (or, solely with respect to the French Deferred Purchased Entity or the Australian Deferred Business, immediately prior to Deferred Closing), or arising out of any Specified Business Contract; provided that accounts receivable and related assets that have been sold or otherwise transferred (or purported to have been sold or otherwise transferred) to the ABL Borrower pursuant to the ABL Related Agreements prior to the Measurement Time do not constitute trade receivables or accounts receivables of the Business at such time and are not Purchased Assets.
9.Sections 2.8(a)(vi) and (vii) of the Purchase Agreement, respectively, are hereby amended and restated in their entirety as follows:
(vi)    to the extent that any Purchased Asset (other than the Purchased Entity Shares or equity interests in the Subsidiaries of the Purchased Entities) or Assumed Liability is not held by a Purchased Entity or Subsidiary thereof, a counterpart of an Assignment and Assumption Agreement and Bill of Sale providing for the transfer of the Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets (other than the Purchased Entity Shares and equity interests in the Subsidiaries of the Purchased Entities) and the assumption by Purchasers of the Assumed Liabilities in accordance with and subject to this Agreement, by and between the applicable Seller Entities and applicable Purchaser, in substantially the form attached hereto as Exhibit D (the “Assignment Agreement and Bill of Sale”), duly executed by the applicable Purchaser named as a party thereto, to the extent applicable; provided that, if the Purchasers have not obtained the Australian Permits by the Closing, the applicable Purchaser shall not have any obligation to execute the Australian Local Transfer Agreement, which shall be deemed to be the applicable Assignment Agreement and Bill of Sale referred to in this Section 2.8(a)(vi), unless and until the Australian Deferred Closing occurs and, then, at the Australian Deferred Closing, the Purchasers shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) a counterpart of the Australian Local Transfer Agreement duly executed by the applicable Purchaser named as a party thereto;
(vii)    a counterpart of the Irish Business Transfer Agreement and each other Local Transfer Agreement and, where applicable, Other Transfer Document(s), duly executed by the applicable Purchaser named as a party thereto (for the avoidance of doubt, (A) Purchasers shall not have any obligation to execute the Local Transfer Agreement for France (the “French Local Transfer Agreement”) unless the French Put Option Exercise occurs and, then, on the terms and subject to the conditions of Section 2.12, Section 2.15 and the French Put Option Agreement and (B) provided that, if the Purchasers have not obtained the Australian Permits by the Closing, the Purchasers shall not have any obligation to execute the Australian Local Transfer Agreement unless and until the Australian Deferred Closing occurs, and, then, at the Australian Deferred Closing, the Purchasers shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) a counterpart of the Australian Local Transfer Agreement in substantially the form attached hereto as Exhibit O duly executed by the applicable Purchaser named as a party thereto);

10.Sections 2.8(b)(vi) and (vii) of the Purchase Agreement, respectively, are hereby amended and restated in their entirety as follows:
(vi)    to the extent that any Purchased Asset (other than the Purchased Entity Shares or equity interests in the Subsidiaries of the Purchased Entities) or Assumed Liability is not held by a Purchased Entity or Subsidiary thereof, a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto, to the extent applicable; provided that, if the Purchasers have not obtained the Australian Permits by the Closing, the applicable Seller shall not have any obligation to execute the Australian Local Transfer Agreement, which shall be deemed to be the applicable Assignment Agreement and Bill of Sale referred to in this Section 2.8(b)(vi), unless and until the Australian Deferred Closing occurs, and then, at the Australian Deferred Closing, Seller shall deliver, or cause to be delivered, to the Purchasers a counterpart of the Australian Local Transfer Agreement duly executed by each Seller Entity named as a party thereto;
(vii)    a counterpart of the Irish Business Transfer Agreement and each other Local Transfer Agreement and, where applicable, any Other Transfer Documents required by local Law, duly executed by Seller or the applicable Seller Entities (for the avoidance of doubt, (A) neither Seller, Mallinckrodt Luxco nor the French Entity, shall have any obligation to execute the French Local Transfer Agreement unless the French Put Option Exercise occurs and, then, on the terms and subject to the conditions of Section 2.12, Section 2.15 and the French Put Option Agreement and (B) provided that, if the Purchasers have not obtained the Australian Permits by the Closing, neither Seller nor Australian Seller shall have any obligation to execute the Australian Local Transfer Agreement unless and until the Australian Deferred Closing occurs, and, then, at the Australian Deferred Closing, Seller shall deliver, or cause to be delivered, to the Purchasers a counterpart of the Australian Local Transfer Agreement in substantially the form attached hereto as Exhibit O duly executed by the applicable Seller named as a party thereto);
11.Section 2.8(b)(xiii) of the Purchase Agreement is hereby replaced in its entirety with “[reserved]; and”.
12.The first sentence of Section 2.11(g) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
Subject to the specific arrangements with respect to: (A) the Australian Permits set out in Section 2.12; and (B) the Product Registrations and other Permits in the United States as set out in the Device Distribution Agreement, with respect to each Product, the Parties shall use reasonable best efforts to ensure that, effective as of the Closing or the Deferred Closing (as applicable), or as soon as reasonably practicable thereafter, (A) the Product Registrations and other Permits that constitute Purchased Assets shall have transferred to Purchasers or their designees or (B) with respect to those Product Registrations or other Permits that are not transferable, Purchasers shall have obtained a Product Registration (including any re-registrations) and other Permits that enable Purchasers or their designees to manufacture, distribute and market such Product in each jurisdiction in which the Product is currently manufactured, distributed or marketed as of the date of this Agreement (the time at which any of the foregoing occurs with respect to a Product Registration and applicable Permits for a given jurisdiction (or, if earlier, the expiration of such Product Registration and Permits for such jurisdiction in accordance with their terms), the “Product Registration Transfer Time”).
13.Section 2.12 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
Section 2.12    Deferred Closings.
(a)Notwithstanding anything to the contrary herein, if, as of the Closing, the French Put Option Exercise has not occurred, then, notwithstanding anything to the contrary in this Agreement and subject to the remainder of this Section 2.12, the French Entity (the “French Deferred Purchased Entity”) shall not be transferred to Purchasers at the Closing (but the Closing shall otherwise occur with respect to the Purchased Entities (other than the French Deferred Purchased Entity), Purchased Assets (other than Purchased Assets held by the French Deferred Purchased Entity and, in the event of an Australian Deferred Closing, other than Purchased Assets held by the Australian Seller) and Assumed Liabilities (and, in the event of an Australian Deferred Closing, other than the Assumed Liabilities of the Australian Seller)). Notwithstanding anything to the contrary herein, if, as of the Closing, the Purchasers have not obtained Permits substantially equivalent to the Licence To Sell Or Supply By Wholesale Poisons Or Controlled Substances (Other Than Schedule 8 or Schedule 9 Poisons) (Licence No. 24209667) issued on 25 March 2024 and granted to Australia Seller from the Department of Health, being the competent Governmental Entity in the State of Victoria (the “Australian Permits”), then, notwithstanding anything to the contrary in this Agreement and subject to the remainder of this Section 2.12, the Australian Business (the “Australian Deferred Business”) shall not be transferred to Purchasers at the Closing (but the Closing shall otherwise occur with respect to the Purchased Entities, Purchased Assets (other than Purchased Assets held by the Australian Seller) and Assumed Liabilities (other than the Assumed Liabilities of the Australian Seller)) (receipt by the Purchasers of the Australian Permits is referred to herein as the “Australian Condition”). Subject to the French Put Option Exercise occurring before the expiry of the Option Period in accordance with the terms of the French Put Option Agreement, the French Deferred Purchased Entity shall be transferred to Purchasers on the fifth (5th) Business Day following the French Put Option Exercise (the “French Deferred Closing” and such date, the “French Deferred Closing Date”) with respect to the French Deferred Closing Jurisdiction. From and after the Closing,

Purchasers shall, and shall cause their respective Affiliates to, use reasonable best efforts to obtain, or cause to be obtained, the Australian Permits. The Australian Deferred Business, including the Purchased Assets held by the Australian Seller and the Assumed Liabilities of the Australian Seller, shall be transferred to Purchasers on the fifth (5th) Business Day following satisfaction or waiver by Purchasers of the Australian Condition (such closing, the “Australian Deferred Closing” and such date, the “Australian Deferred Closing Date”) with respect to the Australian Deferred Closing Jurisdiction. In no event shall the Closing Purchase Price payable by Purchasers at the Closing or the Final Purchase Price be reduced or deferred in respect of the French Deferred Purchased Entity or the Australian Deferred Business, it being understood, for the avoidance of doubt, that the Cash Amounts, Indebtedness, Transaction Expenses and Working Capital of or relating to the French Deferred Purchased Entity and of or relating to the Australian Deferred Business, each as of the Measurement Time, will be included in determining the Closing Cash Amounts, the WC Adjustment Amount, the Closing Indebtedness and the Transaction Expenses pursuant to Section 2.9. For purposes of Article X only and subject to the Deferred Closing, Purchasers shall be deemed to have assumed the Assumed Liabilities of or relating to the French Deferred Purchased Entity and the Australian Deferred Business on the Closing Date.
(b)At the Deferred Closing, if any, (i) Purchasers shall deliver to Seller (on behalf of the relevant Seller Entity) the documents or other deliverables required to be delivered pursuant to Section 2.8(a) to the extent related to the French Deferred Purchased Entity or the Australian Deferred Business and not previously delivered to Seller (on behalf of the relevant Seller Entity) at the Closing, and (ii) Seller shall, and shall cause the relevant Seller Entity to, deliver to Purchasers the documents or other deliverables required to be delivered pursuant to Section 2.8(b) to the extent related to the French Deferred Purchased Entity or the Australian Deferred Business and not previously delivered to Purchasers at the Closing, in each case as applicable.
(c)In respect of the French Deferred Purchased Entity and the Australian Deferred Business, Purchasers and Seller shall continue to comply through the Deferred Closing Date, solely with respect to such French Deferred Purchased Entity and Australian Deferred Business, with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing, including the covenants of Seller contained in Section 5.2 and the covenants of the parties contained in Section 5.1.
14.Section 2.15 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
Section 2.15    French Entity; Australian Business.
(a)Notwithstanding anything to the contrary contained in this Agreement, (i) the Parties expressly agree and acknowledge that with respect to the French Entity, Seller or the relevant Seller Entity, as the case may be, may in its absolute discretion decide whether or not to exercise the put option under the French Put Option Agreement to acquire the French Entity made pursuant to the French Put Option Agreement, and (ii) as of the date hereof, neither Seller nor any of its Subsidiaries is bound to sell or transfer or procure the sale or transfer of the French Entity.
(b)In the event that the French Put Option Exercise occurs at or prior to the Closing, the sale and purchase of the French Entity shall occur on the terms and subject to the conditions of this Agreement with effect from the date and time set forth in the French Local Transfer Agreement; provided that such date and time shall not be prior to the Closing.
(c)For the avoidance of doubt, in the event that the French Put Option Exercise does not occur at or prior to the Closing with respect to the French Entity, France shall be deemed a Deferred Closing Jurisdiction and the French Entity shall be subject to, and treated in accordance with, Section 2.12.
(d)In the event that the Purchasers obtain the Australian Permits at or prior to the Closing, the sale and purchase of the Australian Business shall occur on the terms and subject to the conditions of this Agreement with effect from the date and time set forth in the Australian Local Transfer Agreement; provided that such date and time shall not be prior to the Closing.
(e)For the avoidance of doubt, in the event that the Purchasers do not obtain the Australian Permits at or prior to the Closing with respect to the Australian Business, Australia shall be deemed a Deferred Closing Jurisdiction and the Australian Business shall be subject to, and treated in accordance with, Section 2.11(g) and Section 2.12.
15.Sections 3.9(a) and (b) of the Purchase Agreement, respectively, are hereby amended and restated in their entirety as follows:
(a)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, the Seller Entities or the Purchased Entities (or their Subsidiaries) will (assuming all Approvals as may be required in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement have been obtained) have as of the Closing or Deferred Closing (as applicable) good title to, or other legal rights to possess and use, all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

(b)On the Closing Date, the Purchased Assets (assuming all Approvals as may be required in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement have been obtained and assuming that the French Deferred Purchased Entity and the Australian Business are transferred to Purchaser at the Closing), together with the services, rights and benefits to be provided pursuant to the Transaction Documents by Seller and its Affiliates to Purchasers and their Affiliates after Closing, shall, in the aggregate, constitute all of the assets, rights, title, interest and properties necessary for Purchasers and their Subsidiaries (including the Purchased Entities and their Subsidiaries) to conduct the Business immediately following the Closing in all material respects as conducted by Seller and its Subsidiaries as of immediately prior to the Closing and as of the date of this Agreement.
16.Solely with respect to (i) Clause 5.2 of the License to Assign (“License to Assign”), dated as of November 21, 2024, by and among Legal and General Assurance (Pensions Management) Limited, Mallinckrodt Pharmaceuticals Limited, Seller and Therakos (UK), Ltd and (ii) Clause 6 of the License to Assign, in each case, including Schedule 1 to the License to Assign ((i) and (ii) together, the “Staines Lease Guarantees”), clause (b) of the first sentence of Section 5.9 of the Purchase Agreement is hereby replaced with “Purchasers and/or their applicable Affiliates shall use their reasonable best efforts to cause the Staines Lease Guarantees to be terminated within ninety (90) days following the Closing Date; provided that (x) reasonable best efforts shall include, prior to the expiration of such ninety (90) day period, Purchasers providing to the landlord under the Staines Lease, if requested by such landlord, a cash deposit in the sum of up to three (3) months’ rent under the Staines Lease as an additional security deposit to such landlord (which cash deposit, for the avoidance of doubt, shall not include the security deposit made by Seller or an Affiliate thereof on or about November 22, 2024); and (y) if such termination of the Staines Lease Guarantees is not obtained by the ninety (90) day anniversary of the Closing Date, Purchasers and Seller shall use reasonable best efforts to cooperate on a mutually acceptable alternative.”
17.Exhibit B of the Purchase Agreement is hereby replaced in its entirety with Exhibit B attached hereto, and each reference to Exhibit B of the Purchase Agreement shall mean and be a reference to Exhibit B as amended by this Amendment.
18.The following is hereby added to Section 1.1(g) of the Seller Disclosure Schedules, and each reference to the Seller Disclosure Schedules in the Purchase Agreement shall mean and be a reference to the Seller Disclosure Schedules as amended by this Amendment:

Trademark	Country	App. No.	Filing Date	Reg. No.	Reg. Date	Assignee
[***]	[***]	[***]	[***]	[***]	[***]	[***]
19.Section 2.11(e) of the Seller Disclosure Schedules is hereby replaced in its entirety with Section 2.11(e) of the Seller Disclosure Schedules attached hereto.
20.This Amendment shall not constitute an amendment of any provision of the Purchase Agreement or the Seller Disclosure Schedules not expressly amended herein. Each of the Purchase Agreement and the Seller Disclosure Schedules, as amended by this Amendment, is and shall continue to be in full force and effect.
21.The provisions of Sections 11.1 through 11.13 of the Purchase Agreement shall apply mutatis mutandis to this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

MALLINCKRODT PLC

By:	/s/ Sigurdur Olafsson

Name: Sigurdur Olafsson

Title: President and Chief Executive Officer

SOLARIS BIDCO LIMITED

By:	/s/ Michael Rechtiene

Name: Michael Rechtiene

Title: Director

SOLARIS IPCO LIMITED

By:	/s/ Michael Rechtiene

Name: Michael Rechtiene

Title: Director

SOLARIS US BIDCO, LLC

By:	/s/ Lars Haegg

Name: Lars Haegg

Title: President

[Signature Page to Amendment No. 1 to the Purchase Agreement]